Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements and the related prospectuses:

(1)	Registration Statement (Form S-3 No. 333-137006) of Stereotaxis, Inc. pertaining to the registration of up to 1,150,849 shares of its common stock, $0.001 par value;

(2)

Registration Statement (Form S-8 No. 333-120135) pertaining to the Stereotaxis, Inc. 2004 Employee Stock Purchase Plan, the Stereotaxis, Inc. 2002 Stock Incentive Plan, the Stereotaxis, Inc. 2002 Non-Employee Directors’ Stock Plan, and the Stereotaxis, Inc. 1994 Stock Plan;

(3)	Registration Statement (Form S-3 No. 333-156466) pertaining to the registration of $10,970,100 of common stock, $0.001 par value, warrants or units;

(4)	Registration Statement (Form S-3 No. 333-161077) of Stereotaxis, Inc. pertaining to the registration of $75,000,000 of debt securities, common stock, preferred stock, warrants and units;

(5)	Registration Statement (Form S-3 No. 333-161078) of Stereotaxis, Inc. pertaining to the registration of 2,154,526 shares of common stock, $.001 par value; and

(6)	Registration Statement (Form S-8 No. 333-161079) of Stereotaxis, Inc. pertaining to the Stereotaxis, Inc. 2002 Stock Incentive Plan and the Stereotaxis, Inc. 2009 Employee Stock Purchase Plan

of our reports dated March 15, 2010, with respect to the financial statements and schedule of Stereotaxis, Inc., and the effectiveness of internal control over financial reporting of Stereotaxis, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2009.

/s/ Ernst & Young LLP

St. Louis, Missouri

March 15, 2010